Exhibit 99.1

OSR Health Issues Clarification Regarding Prior Nasdaq Communication and Shareholder Loyalty CVR Program

BELLEVUE, WA / ACCESS Newswire / August 7, 2026 / OSR Health, Inc. (NASDAQ: OSRH) (“OSR Health” or the “Company”) today issued a clarification regarding its press release dated July 31, 2026 concerning the Nasdaq Stock Market (“Nasdaq”) and the Company’s Shareholder Loyalty CVR Program.

The Company is clarifying that the statement in the prior release, “The communication affirms that our loyalty program is additive and gives shareholders clarity,” should not be interpreted as indicating that Nasdaq has approved or endorsed the Shareholder Loyalty CVR Program.

Nasdaq’s earlier communication was a preliminary, verbal indication limited to the technical question of whether the program would result in a mechanical adjustment to the price of OSRH common stock (such as an ex-date adjustment). Other than that, Nasdaq has not expressed any definitive opinion regarding the program.

This clarification does not change the Company’s previously announced August 14, 2026 record date for the Shareholder Loyalty CVR Program. Program details, eligibility, and enrollment information remain available at www.osr-health.com/loyaltyprogram.

The Company will update shareholders as matters progress.

About OSR Health

OSR Health, Inc. (NASDAQ:OSRH) is a global healthcare holding company dedicated to advancing biomedical innovations in health and wellness. Through its subsidiaries, OSR Health engages in immuno-oncology, regenerative biologics, and medical device technologies to improve health outcomes worldwide. Learn more at www.osr-health.com

Investor Contact

OSR Health, Inc.
Investor Relations
ir@osr-health.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Shareholder Loyalty CVR Program and the Company’s regulatory and securities-law processes. These statements are subject to risks and uncertainties, including the outcome and timing of the Company’s pending SEC no-action request, Nasdaq’s ultimate position on the program, the satisfaction of the program’s holding-period and price conditions, the Company’s continued listing on Nasdaq, and other factors described in the Company’s SEC filings. Actual results may differ materially. The Company undertakes no obligation to update any forward-looking statement except as required by law. This release does not constitute an offer to sell or a solicitation to buy any securities.